Exhibit 99.1

News Release
 FOR IMMEDIATE RELEASE
 DECEMBER 6, 2016

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING AND UPSIZING OF PRIVATE PLACEMENT OF $1.0 BILLION OF SENIOR NOTES

OKLAHOMA CITY, December 6, 2016 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its private placement to eligible purchasers of $1.0 billion aggregate principal amount of 8.00% senior notes due 2025. The private placement was upsized from a previously announced amount of $750 million.

The notes will bear interest at a rate of 8.00% per annum, payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2017. The notes will mature on January 15, 2025. Chesapeake may redeem some or all of the notes at any time prior to January 15, 2020 at a price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium. In addition, Chesapeake may redeem some or all of the notes at any time on or after January 15, 2020 at the applicable redemption price in accordance with the terms of the notes and the indenture and supplemental indenture governing the notes. In addition, subject to certain conditions, Chesapeake may redeem up to 35% of the aggregate principal amount of the notes at any time prior to January 15, 2020 at a price equal to 108% of the principal amount of the notes to be redeemed using the net proceeds of certain equity offerings by Chesapeake.

The closing of the private placement is expected to occur on December 20, 2016 and is subject to the satisfaction of customary closing conditions.

Chesapeake intends to use the net proceeds from the offering, together with cash on hand and borrowings under its revolving credit facility, to finance tender offers for certain of its senior notes announced today. If the tender offers are not consummated or the net proceeds from the offering exceed the total consideration payable from the offering in the tender offers, Chesapeake intends to use the remaining net proceeds from the offering for general corporate purposes, which may include debt repurchases and the repayment of its senior notes with near-term maturities as they become due.

The notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offer and sale of the notes and the related subsidiary guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made in the United States only by means of a private offering circular pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. This press release does not constitute an offer to purchase or a solicitation of an offer to sell Chesapeake’s outstanding senior notes subject to the concurrent tender offers. The concurrent tender offers are being made only by and pursuant to, and on the terms and conditions set forth in, the applicable Offer to Purchase dated December 6, 2016 and the related letter of transmittal.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.